Advance Nanotech's Owlstone Subsidiary Requested to Accelerate Delivery on Contract From United States Defense Threat Reduction Agency
Tuesday May 20, 8:00 am ET

NEW YORK, May 20 /PRNewswire-FirstCall/ -- Advance Nanotech, Inc., (OTC Bulletin Board: AVNA - News), announced today that its Owlstone Nanotech Inc. subsidiary, which in October 2007 was awarded a three year $3.7 million contract by the United States Defense Threat Reduction Agency, has received a modification accelerating its delivery of chemical sensor products. The Company anticipates booking revenues of $2.25 million from this contract in 2008, an increase in revenues of $1.4 million from the initial plan. The contract is meeting specific performance targets under the initial terms with the customer, and the proprietary Owlstone technology is meeting previously established benchmark objectives, indicating progress has been achieved.

The Department of Defense contract requires Owlstone to develop, design and fabricate a miniaturized chemical detector using a Field Asymmetric Ion Mobility Spectrometer ("FAIMS") capable of detecting chemicals below or immediately dangerous to life or health concentrations levels. Initially, Owlstone will proceed with a live agent test program of the FAIMS sensor technology for in-field applications. The focus of the program will be the micro-systems development and integration to yield a sensor with a low ancillary systems (pneumatic and electronic) footprint. The final stage of this contract will be to deliver sensitive, low-false-positive explosive detection capabilities with optimized sensor packaging for field deployable scenarios.

Owlstone's proprietary FAIMS technology offers the flexibility to provide rapid alerts and detailed sample analysis with reduced flow and improved ion drive over current conventional technology. The performances of existing systems, which largely use conventional Ion Mobility Spectrometry, worsen dramatically as they are reduced in size. By contrast, the Owlstone FAIMS solution has improved sensitivity, improved selectivity at reduced power as it is miniaturized. It is not only a sensor, but a highly integrated system with the necessary electronic and mechanical components squeezed into a compact footprint. Micro and nano-fabrication techniques enable the detector to be manufactured in a massively parallel fashion, achieving small form factor, economy of scale and reduced unit cost. Unlike alternate miniature detectors, Owlstone's technology does not rely on exotic materials, custom engineered for each application, which often degrade over time. It is easily customized to each application through software updates and can be dynamically reprogrammed for new chemicals even after deployment. Use of chemically inert materials ensures a long operational and storage life.

The Defense Threat Reduction Agency ("DTRA") is the Department of Defense's intellectual, technical and operational leader for DoD and U.S. Strategic Command in the global effort to combat weapons of mass destruction. Founded in 1998, the agency headquarters is located in Fort Belvoir, Virginia and employs 2,000 men and women, both military and civilian at more than 14 locations around the world. Weapons of mass destruction can be chemical, biological, nuclear, radiological or high-explosive. DTRA is the "go-to" agency in the Department of Defense to counter these weapons. DTRA safeguards America and its allies from Weapons of Mass Destruction by providing capabilities to reduce, eliminate, and counter the threat, and mitigate its effects.

About Advance Nanotech

Advance Nanotech is in the process of restructuring its business and becoming an operating company focused on chemical and biological next generation detection. Its proprietary technologies, developed at Cambridge University, are uniquely silicon-based, thereby offering miniaturization and network capability with wireless opportunities. The advantages of this protocol permits for real-time precision analytics leading to potential prevention of ensuing issues, concerns and dangers. For more information about Advance Nanotech, please visit www.advancenanotech.com.

About Owlstone Nanotech, Inc.

Owlstone Nanotech, Inc. ("Owlstone") is a majority owned subsidiary of Advance Nanotech and is a pioneer in the commercialization of nanotechnology- based chemical detection products. The Owlstone Detector is a revolutionary dime-sized sensor that can be programmed to detect a wide range of chemical agents that may be present in extremely small quantities. Using leading-edge micro- and nano-fabrication techniques, Owlstone has created a complete chemical detection system that is significantly smaller and can be produced more cost effectively than existing technology. There are numerous applications -- across industries from security and defense to industrial process, air quality control and healthcare -- that depend on the rapid, accurate detection and measurement of chemical compounds. Owlstone works with market leaders within these industries to integrate the detector into next generation chemical sensing products and solutions. Owlstone's technology offers a unique combination of benefits, including: small size, low manufacturing costs, minimal power consumption, reduced false-positives, and a customizable platform. For more information on Owlstone Nanotech, please visit www.owlstonenanotech.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of product lines, the recent economic slowdown affecting technology companies, the future success of scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments and other factors could cause actual results to differ materially from the Company's expectations. Advance Nanotech's Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech's business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For more information, contact:

Yvonne Zappulla
Managing Director
Grannus Financial Advisors, Inc.
212-681-4108
Yvonne@grannusfinancial.com

Source: Advance Nanotech, Inc.